EXHIBIT 99.2

INmune Bio Co-Founder and CEO to Speak at Cambridge

Healthtech Institute’s 10th Annual Inflammation Inhibitors Conference

Presentation will focus on a therapeutic strategy to address the need for potent anti-inflammatory treatments that do not worsen immunosuppression

LA JOLLA, Calif., April 09, 2019 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB), an immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announced that RJ Tesi, M.D., the company’s co-founder and CEO, will be presenting at Cambridge Healthtech Institute’s Inflammation Inhibitors Conference on April 11 in San Diego.

“Inflammation, especially chronic inflammation, is being recognized as an important part of the pathophysiology of many diseases, including cancer and Alzheimer’s disease,” said Dr. Tesi. “Drugs targeting chronic inflammation must reverse innate immune system dysfunction without worsening immunosuppression caused by chronic inflammation.”

Dr. Tesi’s presentation on April 11 will address targeting soluble tumor necrosis factor (TNF) to eliminate chronic inflammation without immunosuppression. It will take place during the conference’s session covering how to target the innate immune system.

INB03, currently being tested in a Phase 1 clinical trial, is a selective inhibitor of soluble TNF that is a potent anti-inflammatory agent while not being immunosuppressive. INB03 is significantly different from currently approved non-selective TNF inhibitors that block both soluble TNF and transmembrane TNF; a difference that has implications for both safety and efficacy of the TNF targeted therapy.

Cambridge Healthtech Institute’s 10th Annual Inflammation Inhibitors conference brings together discovery chemists and biologists who work on immunology-related drug targets to learn from one another and stay abreast of the latest discovery and medicinal chemistry efforts in the field.

Details of Dr. Tesi’s presentation are as follows:

Session Title: Targeting the Innate Immune System

Presentation Title: Targeting Soluble TNF to Eliminate Chronic Inflammation without Immunosuppression

Date: April 11, 2019

Time: 4:50 p.m.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. INB03 inhibits myeloid derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

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David Moss, CFO

(858) 964-3720

DMoss@INmuneBio.com   Media Contact:

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Sharon Golubchik

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